Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. ANNOUNCES NEW

JOINT VENTURE WITH ROSE ACRE FARMS, INC. IN TEXAS

JACKSON, Miss. (April 9, 2015)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced the Company has entered into a production joint venture with Rose Acre Farms, Inc. Based in Seymour, Indiana, Rose Acre Farms, Inc. has 17 processing operations in six states and has been family-owned and operated since 1964.

This new joint venture, known as Red River Valley Egg Farm, LLC, will build and operate a state of the art shell egg production complex near Bogata, Red River County, Texas. The current plans for the new facility provide for capacity of approximately 1.8 million laying hens,  however the site is permitted for up to 2.9 million birds.   Red River Valley Egg Farm, LLC will license and utilize Rose Acre Farms’ patent-pending cage-free aviary designs and systems. Construction has commenced and initial operations of the new complex are expected to begin in August 2015.  Red River Valley Egg Farm, LLC will create approximately 80 to 100 new jobs in Red River County, Texas.

Commenting on the announcement, Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased to enter into this production joint venture with Rose Acre Farms to expand our production capabilities and respond to increased customer demand for cage-free and other specialty eggs. Considering the uncertain regulatory framework in our industry right now, it made sense to partner with Rose Acre Farms to share the costs and mitigate the risk of such a large-scale aviary style egg production facility. The additional capacity provided by Red River Valley Egg Farm will significantly increase the availability of cage-free and other specialty eggs and egg products. We look forward to working with Rose Acre Farms on this venture.”

Marcus Rust, chief executive officer of Rose Acre Farms, Inc., added, “We are proud to partner with Cal-Maine Foods in this new joint venture. Red River Valley Egg Farm provides a unique opportunity to leverage our combined strengths and capitalize on the growing demand for specialty eggs.  This joint venture will allow us to better serve customers who are looking for a trusted supplier of cage-free eggs.”

Red River County Judge Morris Harville (recently retired), of Bogata, Texas, has been involved in the development and permitting of Red River Valley Egg Farm complex. Harville stated, “We are honored to be have been selected as the site for this very important new egg production complex. This project will bring new jobs and economic opportunities to Red River County and is the best chance the citizens of Bogata and Red River County have had to improve their living conditions.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs.  The Company, which is headquartered in Jackson,  Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

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CAL-MAINE FOODS, INC.POST OFFICE BOX 2960    ▪ JACKSON,  MISSISSIPPI 39207

PHONE  601-948-6813FAX  601-969-0905

Cal-Maine Foods Announces New Joint Venture in Texas

April 9, 2015

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry.  These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control.  The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) risks, changes or obligations that could result from our future acquisition of new flocks or businesses, and (v) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com.  Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof.  Except as otherwise required by law, we disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

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